Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Amplify Energy Corp:

We consent to the use of our report dated March 5, 2020, with respect to the consolidated balance sheet of Amplify Energy Corp. and subsidiaries as of December 31, 2019, the related statements of consolidated operations, equity and cash flows for the year ended December 31, 2019 and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Amplify Energy Corp., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Houston, Texas

March 11, 2021